EXHIBIT 10.23

SUMMARY OF ORAL AGREEMENTS BETWEEN CARACO AND SUN PHARMACEUTICAL INDUSTRIES LIMITED WITH RESPECT TO CERTAIN RAW MATERIALS AND FORMULATIONS AND THE ACQUISITION OF MACHINERY AND EQUIPMENT

1.

          Caraco has agreed that it will attempt to obtain raw materials (primarily active pharmaceutical ingredients) related to its products from Sun Pharma and its affiliates, and Sun Pharma and its affiliates have agreed to provide such raw materials and formulations to Caraco to the extent they can on terms not materially less favorable in the aggregate than would be usual and customary in similar transactions between unrelated parties dealing at arm’s length. The products manufactured by Caraco change over time as certain products may be discontinued and new products added. The raw materials obtained by Caraco from Sun Pharma and its affiliates change from time to time in accordance with competitive, economic and market conditions. There is no agreement between Caraco and Sun Pharma and its affiliates to exclusively purchase or exclusively supply, respectively, any raw materials. Each party is free to purchase from or supply, respectively, raw materials from other sources. There is no fixed term in any agreement to purchase or supply any raw material, and any agreement may be terminated at any time.

2.

          Caraco uses Sun Pharma and its affiliates to procure certain equipment and machinery when it is financially beneficial to Caraco to do so. Sun Pharma and its affiliates have agreed to provide such machinery and equipment to Caraco at their cost therefore.